Harbinger Capital Partners Tender Offer for Openwave Systems June 7, 2007 SM

Notices Access to Information About the Offer Notice The Offer described herein is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell Openwave common stock. The Offer is being made pursuant to a tender offer statement on Schedule TO filed by Harbinger with the Securities and Exchange Commission ("SEC") on May 22, 2007. The Schedule TO, including the Offer to Purchase and other related materials, as it may be amended from time to time, contains important information, including the various terms of, and conditions to, the Offer, that should be read carefully before any decision is made with respect to the Offer. These materials may be obtained free of charge by contacting the information agent for the Offer, MacKenzie Partners, Inc., at (212) 929-5500 (call collect) or (800) 322-2885 (toll-free), or at tenderoffer@mackenziepartners.com, or Thomas Weisel Partners LLC, Dealer Manager, at (212) 271-3593. In addition, all of these materials (and all materials filed by Openwave with the SEC) are available for free at the website maintained by the SEC at www.sec.gov. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of Openwave common stock in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Harbinger by one or more registered brokers or dealers licensed under the laws of such jurisdiction. Forward Looking Statement Notice The information described herein includes, in addition to historical information, forward-looking statements. Forward- looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "believes," "plans," "anticipates," "estimates," "expects", "intends", "seeks" or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects, and possible future actions, including with respect to Harbinger's strategy following completion of the Offer and its plans with respect to Openwave, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and assumptions about Openwave, economic and market factors and the industry in which Openwave does business, among other things. You should not place undue reliance on forward-looking statements, which are based on current expectations, since, while Harbinger believes the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove accurate. These statements are not guarantees of future performance. Notice Related to Bridgeport Networks All statements made herein, including statements relating to the expected benefits of a merger between Openwave and BridgePort Networks, are made by Harbinger, and are the sole responsibility of Harbinger. References to "our" or "we" are references to Harbinger.

Agenda Background/Transaction Description Perspective on Openwave's Response to Tender Offer Benefits to Openwave Shareholders Illustrative Valuation Example Strategic Combination with BridgePort Strategic Rationale / Business Vision Conclusion / Next Steps

Background to the Tender Offer Harbinger Capital Partners SM (Harbinger) believes in the market opportunity for Openwave Currently, Harbinger is the second largest shareholder in Openwave Harbinger believes in the Openwave market opportunity, its technology and its enviable position with carrier customers However, like other shareholders, Harbinger is concerned by the current Management and Board's failure to execute over recent quarters and the Board's lack of oversight Harbinger believes that a change at both the Board and Management levels is critical to the Company's future Openwave's announcement on June 4, 2007 that its strategic review process has been unsuccessful further heightens our concern with the performance of the current Board and Management Harbinger has decided to act proactively to bring about change for all shareholders Offer to buy 49% of Openwave so that following consummation of the Offer and the proposed merger with Bridgeport, Harbinger will own just over 50% Not a "buyout" transaction

Transaction Summary Structure An affiliate of Harbinger is offering to acquire 40,389,560 shares of Openwave via a tender offer that would give it a 62%(1) ownership interest in Openwave (the "Offer"), just over 50% after the Bridgeport acquisition (fully-diluted) The Offer provides Openwave shareholders with an opportunity to: receive partial liquidity on their existing stake retain equity ownership in Openwave receive the excess cash at Openwave, and have a refocused Management and Board Harbinger will also recommend that Openwave acquire BridgePort Networks (Bridgeport) and appoint Mike Mulica, the CEO of Bridgeport, to head the combined company Consideration Harbinger will pay $8.30(2) a share for 40,389,560 shares, or approximately $335 million in the aggregate The Offer is not contingent on any financing Key Conditions to the Offer Minimum condition of 40,389,560 shares tendered Openwave's Board must redeem or cancel the poison pill Openwave's Board must act to cause §203 of the Delaware General Corporation Law not to restrict any business combination with Harbinger or its affiliates The members of Openwave's Board must resign and appoint Harbinger's nominees Assuming 82.7 million shares outstanding and 11.1 million shares already owned by Harbinger. Our tender price per share will be net of the amount of any dividend declared by the current Board before the closing of the Offer, and the tendering and non-tendering shareholders would receive the dividend under that declaration (e.g., the recently announced dividend of $1.20 would lower our net Offer price from $8.30 to $7.10, and tendering shareholders would receive the dividend.)

Perspective on Openwave's Response to Tender Offer Openwave filed a response to Harbinger's tender offer on June 4, 2007 Despite receiving no acceptable offers after almost a 3 month sale process, the Company recommended that shareholders reject Harbinger's tender offer This unsuccessful sale process was rife with rumors of strategic buyers and the stock declined 16% on announcement that the Company received no viable offers and would remain a standalone entity The Company also responded to our suggestions, announcing a $100 million dividend, headcount reductions and evaluation of non-core business divestitures, but rejected our Offer Based on in-bound calls we've received from multiple parties, we believe the Company did not strongly consider divestitures of non-core product lines during the recently ended sale process It is difficult to believe in Management's standalone plan given the Company's past performance and history of unfulfilled promises Management's "new" product strategy remains questionable from multiple perspectives and the lack of market, customer and product focus that plagued them before continues No mention of previously announced OPPS/ODP (Openwave Profiling and Personalization Systems / On-Device Portals) product rollouts which were touted as the high-growth revenue drivers just a few quarters ago

Mechanics of the Transaction Step 1: Harbinger buys shares representing 49% of Openwave for total consideration of approximately $335 million in cash (at $8.30(1) per share offer price) Represents approximately 40.4 million shares This will leave approximately 31.2 million outstanding as publicly traded common stock Step 2: Openwave issues approximately 4.9 million shares(2) to acquire Bridgeport via merger The merger will require the approval of Openwave's new Board Total merger consideration of approximately $45 million (at $8.30(1) per share Offer price) BridgePort stockholders will use proceeds from Openwave's dividend to purchase additional Openwave shares from Harbinger Pro Forma: Current Openwave shareholders will retain about 35%(3) of Openwave and will participate in any dividends declared by Openwave's new Board On a fully diluted basis(4), Harbinger anticipates that it will own approximately 50.1% of Openwave, and current shareholders will own 31.5% Our tender price per share will be net of the amount of any dividend declared by the current Board before the closing of the Offer, and the tendering and non-tendering shareholders would receive the dividend under that declaration (e.g., the recently announced dividend of $1.20 would lower our net Offer price from $8.30 to $7.10 and tendering shareholders would receive the dividend). Actual shares issued subject to adjustment based on potential changes to the tender price resulting from dividends declared by the Board prior to the closing of our tender. Assumes 100% of the outstanding shares are tendered (other than those already held by Harbinger). Assumes 11.5 million shares of employee options and restricted stock outstanding post-transaction.

Benefits to Openwave Shareholders Harbinger believes that the Offer is a unique opportunity for Openwave shareholders to receive cash upfront, while preserving the ability to participate in the potential upside by continuing to hold Openwave common stock If more than 49% of the outstanding shares are tendered, tendering shareholders will receive a pro rata share in cash and retain Openwave common stock If 100% (other than those already held by Harbinger) of the outstanding shares are tendered, shareholders will receive 56% of their consideration in cash, and the other 44% in the form of their existing common stock (based on 82.7 million shares outstanding and 71.6 million shares tendered) Harbinger believes the Offer presents an opportunity for shareholders to maximize the value of their Openwave stock by receiving cash upfront plus participating in potential upside in the equity Potential for future value to the common shareholders Pro rata share of an initial cash dividend, subject to approval by the new Board Pro rata share of any subsequent dividend accomplished via product portfolio rationalization review and divestiture of non-core product lines Pro rata share of any appreciation in Openwave's equity Post tender, Harbinger's economic goals and objectives are aligned with those of the other shareholders Following a successful tender, Harbinger and all remaining Openwave shareholders would hold the same security and receive similar returns on a pro rata basis

Notice THE EXAMPLES OF POTENTIAL VALUATION DETAILED ON THE FOLLOWING PAGES ARE FOR ILLUSTRATIVE PURPOSES ONLY AND ARE NOT, AND SHOULD NOT BE PERCEIVED AS, A PREDICTION OR GUARANTEE OF FUTURE VALUATION. STOCKHOLDERS SHOULD NOT RELY ON THESE INDICATIVE VALUATIONS IN CONSIDERING WHETHER TO TENDER INTO THE TENDER OFFER AND SHOULD MAKE THEIR OWN DETERMINATIONS OF POTENTIAL VALUATIONS. THE ILLUSTRATIVE VALUATIONS ARE BASED ON THE ASSUMPTIONS INDICATED, WHICH ARE BELIEVED TO BE REASONABLE AS OF THE DATE OF THIS PRESENTATION. THE ILLUSTRATIVE VALUATIONS ARE FORWARD-LOOKING STATEMENTS SUBJECT TO THE FORWARD LOOKING STATEMENT NOTICE AT THE FRONT OF THIS PRESENTATION. SPECIFIC RISKS THAT THE ILLUSTRATIVE VALUATIONS WILL NOT BE ACHIEVED, INCLUDE: THE INABILITY TO EFFECT, OR NET VALUE RECEIVED FOR, ASSET SALES; THE UNAVAILABILITY OF SUFFICIENT FUNDS TO DECLARE THE INDICATED DIVIDENDS; THE INABILITY TO ACHIEVE THE ASSUMED FINANCIAL AND OPERATIONAL RIGHTSIZING; CHANGES IN THE MARKET DEMAND FOR OPENWAVE'S PRODUCTS; INABILITY OR DELAY IN THE INTEGRATION OF THE BRIDGEPORT ACQUISITION; AND CHANGES IN MARKET VALUATION METRICS APPLICABLE TO OPENWAVE AFTER THE TENDER OFFER. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE WILL PROVE ACCURATE. ACTUAL VALUATIONS MAY BE MATERIALLY GREATER OR LESSER THEN THE INDICATIVE VALUATIONS.

Impact Per Share of the Harbinger Common Stock Tender Step 1: An affiliate of Harbinger buys approximately 40.4 million shares at $8.30 per share Assuming 100% of shareholders tender, each would receive 56% in cash upfront, with the remaining 44% of their investment remaining outstanding as Openwave common stock (1) Step 2: New Board will assess declaring an initial dividend of up to $150 million (2) Approximately $1.71 per share All else being equal, the market value of Openwave common stock, ex-dividend, would be approximately $6.59 per share ($8.30-$1.71) Step 3: Immediately conduct a broad product portfolio rationalization review and divest non-core divisions, and declare a dividend with the proceeds Assuming up to $200 million raised from sales of non-core assets - translates to approximately $2.28 per share in dividends (3) All else being equal, the common stock market value, ex-dividend, would be approximately $4.31 per share ($6.59- $2.28) (1) Our tender price per share will be net of the amount of any dividend declared by the current Board before the closing of the Offer, and the tendering and non-tendering shareholders would receive the dividend under that declaration (e.g., the recently announced dividend of $1.20 would lower our net Offer price from $8.30 to $7.10 and tendering shareholders would receive the dividend). (2) Dividend amount includes $100 million dividend declared by Openwave and assumption is based on Openwave's current cash position and analysis of cash needs going forward. Assumes 87.6 million shares outstanding (including shares issued for the Bridgeport acquisition). (3) Assumes potential divestiture of Musiwave and other businesses, valuations based on recent transaction multiples.

Impact Per Share of the Harbinger Common Stock Tender, cont'd. Step 4: Assuming an enterprise value of $875 million - $1.225 billion upon exit (4) Assumes exit multiple of 2.5x to 3.5x revenue of 2009E $350 million (5), as the business regains profitability and revenue growth (in-line with recent comparable transactions) Results in approximate common stock valuation of $9.00 to $12.50 per share (un-discounted) Represents potential increase of approximately 2.0x - 3.0x for the common stock from the $4.31 level if this enterprise value is achieved Of course this is a highly uncertain outcome and for example, if enterprise value were to deteriorate to zero the common shares would have no further value and shareholders would have only received the pro-rated upfront tender payment and any dividends paid - based on the previous assumptions this would represent a total value to shareholders of up to $6.40. Our tender price per share will be net of the amount of any dividend declared by the current Board before the closing of the Offer, and the tendering and non-tendering shareholders would receive the dividend under that declaration (e.g., the recently announced dividend of $1.20 would lower our net Offer price from $8.30 to $7.10 and tendering shareholders would receive the dividend). Dividend amount includes $100 million dividend declared by Openwave and assumption is based on Openwave's current cash position and analysis of cash needs going forward. Assumes 87.6 million shares outstanding (including shares issued for the Bridgeport acquisition). Assumes potential divestiture of Musiwave and 1-2 other businesses, valuations based on recent transaction multiples - see Appendix. Assumed exit multiples of 2.5x-3.5x based on recent transaction multiples and public comparables - see Appendix. 2009 revenue assumes 2007E-2009E CAGR of approximately 26%, pro forma for revenue loss from divestitures of approximately $100 million. Assumed pro forma 2007E revenue of $219 million (consensus estimate from CapitalIQ of $319 million less $100 million lost from divestitures). $6.40

Impact of Harbinger Offer to an Owner of 100 Shares A holder of 100 shares at $8.30 per share has $830.00 invested Assuming 100% of shareholders tender, all holders are pro rated and this holder sells approximately 56 shares to Harbinger Assuming Harbinger pays $8.30 for each of these shares, this holder would receive cash of approximately $465.00 ($8.30 per share*56 shares) Holder would have 44 remaining shares post-tender, at a price of $8.30, assuming all else remains constant Holder has a remaining investment of $365.00 ($830.00-$465.00) Assuming dividend of $150 million (1) is declared, this holder would receive another $75.00 ($150 million/87.6 million shares=$1.71; $1.71 per share dividend*44 shares=$75.00) Holder would receive $1.71 per share still owned All else remaining constant, shares would have a price of $8.30 per share less the $1.71 dividend or $6.59 ex-dividend ($578 million total enterprise value) This holder's remaining investment is now $290.00 ($830.00-$465.00-$75.00) Assuming further dividends from divestitures of $200 million, this holder would receive another $100.00 ($200 million/87.6 million shares; $2.28 per share dividend*44 shares=$100.00) Holder would receive $2.28 per share still owned All else remaining constant, the shares would have a price of $6.59 per share less the $2.28 dividend or $4.31 ex-dividend ($377 million total enterprise value) This holder's remaining investment is $190.00 ($830.00-$465.00-$75.00-$200.00) This $377 million total enterprise value would be consistent with a valuation of 1.7x pro forma FY 2007E revenue of $219 million (pro forma for potential divestitures) Our tender price per share will be net of the amount of any dividend declared by the current Board before the closing of the Offer, and the tendering and non-tendering shareholders would receive the dividend under that declaration (e.g., the recently announced dividend of $1.20 would lower our net Offer price from $8.30 to $7.10 and tendering shareholders would receive the dividend). Assumed pro forma 2007E revenue of $219 million (consensus estimate from CapitalIQ of $319 million less $100 million lost from divestitures).

+137% +31% Impact of Harbinger Offer to an Owner of 100 Shares, cont'd. The common stock value over time will depend on, among other things, the performance of the business under the new Board and Management Assume it is possible for the shares to ultimately be valued, for example, at 3x revenue of $333 million, or an enterprise value of $1 billion This holder then would own shares worth $450.00 ($1.0 billion/98 million FD shares=$10.20; $10.20 per share*44 shares=$450.00) Holder would own shares worth $10.20 per share, or approximately 2.4x post-dividend valuation of $4.31 Total proceeds to holder of approximately $1,090.00 ($465.00+$75.00+$100.00+$450.00) or $10.90 per original 100 shares owned - this example demonstrates approximately 30% upside from tender price of $8.30 Furthermore, using these assumptions, upfront consideration and dividends from cash on hand and divestitures would total approximately $640 or 59% of value Of course this is a highly uncertain outcome and for example, if enterprise value were to deteriorate to zero the common shares would have no further value and shareholders would have only received the pro-rated upfront tender payment and any dividends paid - based on the previous assumptions this would represent a total value to shareholders of up to $6.40. Illustrative Equity Investment Illustrative Per Share Price 56 Shares 44 Shares 56 Shares 44 Shares 44 Shares 44 Shares

What if fewer than 100% of Shareholders Tender? If fewer than 100% of shareholders tender, then each tendering shareholder would get pro-rated to a lesser extent This would result in each tendering shareholder receiving more upfront cash and retaining less common equity In addition, each non-tendering shareholder would receive no cash upfront and would keep 100% of their common equity Although there will be fewer shares outstanding, i.e., a decreased float, tendering shareholders wanting to increase their common equity position can use the cash they receive to buy more shares in the market We believe the potential returns from our proposal are superior to the "status quo" Therefore we encourage all shareholders to participate in the tender in order to send a clear message to the Board and Management of Openwave Based on valuation analysis laid out on page 9, see Appendix for further sensitivities on percentage of shares tendered. $3.99

Overview of BridgePort Summary Leader in MobileVoIP Convergence Solutions for Service Providers Founded in 2001; headquarted in Chicago, IL Primary investors: Polaris Ventures, General Catalyst, TD Capital 41 Employees (30 Engineering) Indirect sales through channel partners Core Product: NomadicONE / MobileSTICK Live network deployments at multiple operators Leadership Mike Mulica, CEO Previously VP of Customer Operations (and Sales) for Openwave from 1999 to 2003. During Mike's tenure, Openwave's revenue increased from a $230mm run rate in Q4'00 to a run rate of $600mm in Q4'01 Relationship with Openwave Openwave is BridgePort's most significant business partner BridgePort is the exclusive licensee to key patents from Openwave The two currently jointly sell a converged messaging product

Long Term Technology Advantage A convergence solution such as MobileSTICK, or MobileSTICK integrated with Rich Mail, is complex as it combines voice, data, as well as mobile and internet protocols. The combined entity will use the current time to market advantage that exists to build sustainable market leadership and significant market share. BridgePort is already a licensee of early IPR from OPWV in the area of convergence. The combined IPR portfolio of the two companies, early entrance and insights to the market and ongoing IPR efforts will provide long term technology advantage. As standards based solutions are deployed with operators these will likely be extended and customized as the combined entity keeps innovating in the areas of convergence and adaptive messaging. Technology leadership will be sustained by extending standards with proprietary extension and then contributing these to the standards bodies. Long Term Technology Advantage Time Advantage Intellectual Property Rights (IPR) Advantage Standards Advantage

Strategic Rationale - Vision for the Openwave and Bridgeport Future SIP Mobile and PC A unique combination of Mobile and Internet Products, Technologies and Expertise Voice and Data Complementary portfolios of voice (Bridgeport) and data (OPWV) products that will result in new rich converged applications Internet/ WiFi GSM/CDMA SS7 MAP/IS41 Service Everywhere! Applications Everywhere! Internet Applications Mobile Applications Client and Server The combined entity will have both client and server based products to provide compelling end-to-end converged solutions Products Everywhere! BridgePort Networks Openwave Mobile Applications

Expanded Customer and Partner Benefits Operator Customers Brings together voice and data infrastructure Voice Messaging Insert through key messaging applications such as: Click-to-Call, converged MMS (PC or mobile, single ID) Current Openwave customers can add voice services to their data and multimedia applications Combined solution will provide pre-IMS applications today with a roadmap to IMS Partners Combined product portfolio can be leveraged into partner offerings Enables partners to sell new applications based on Openwave platforms Offer is applicable to mobile operators, fixed-line operators, and converged operators

Revitalize & Refocus Categorize product portfolio into core and non-core areas Core areas include messaging and key infrastructure that lend themselves to Converged Services Non-core areas will be reviewed upon successful Tender Offer and Openwave's acquisition of BridgePort BridgePort has consulted with David Hose, previously Openwave's Chief Development Officer, to help guide the combined entity (upon successful TO / acquisition) Realign cash operating expenses based on focused revenue mix and growth Leverage current products that offer immediate synergies into new market opportunities Focus R&D spending on core pipeline technologies Spend across applications and services including Converged Services and eventually IMS applications Focus sales execution Focus on Openwave messaging customers and joint customers

Employees are Key to the Future Employees of Openwave and BridgePort are the most critical component to success This is a unique opportunity to bring together the best and brightest people to deliver an impressive suite of applications targeted to the converged services market Openwave and BridgePort employees have an opportunity to be part of this exciting new chapter in Openwave's history

Conclusion Harbinger believes that for us and our fellow shareholders it is time for real change at the Openwave Board Harbinger believes that in Bridgeport and Mike Mulica and his team, we have identified a real opportunity to turn Openwave around You will hear from us again in the next week or two when we announce our new proposed Board and as we clear various conditions of our Offer which are within our control However, some of the conditions are within the control of the existing Board so we need all shareholders to send a clear message to the Board by tendering into our Offer We structured our Offer to allow all shareholders to continue to participate in the long term prospects of Openwave led by this new Board and Management; so long as all shareholders tender they will all be pro rated and continue to be shareholders with Harbinger We believe that if we achieve a large participation by shareholders it will send a message to the Board that they should resign and allow the tender to close Therefore we encourage all shareholders to tender as soon as possible Now we will open the call to questions

Appendix - Trading Analysis of Comparable Companies Source: SEC filings, First Call. Note: Enterprise value defined as equity value plus debt plus preferred stock less cash and cash equivalents. (1) Pro forma for special dividend of $6.30 per share.

Appendix - Comparable Transactions Includes earnout of $16 million. Includes earnout of $18 million which was not subsequently achieved. Forward revenue estimate by company of $50-$55 million was at time of acquisition. Note: Enterprise value defined as equity value plus debt plus preferred stock less cash and cash equivalents. Note: LTM defined as last twelve months prior to announcement of acquisition. NTM defined as next twelve months following announcement of acquisition. Source: SEC filings, Wall Street research.

Appendix - Impact of Various Tender Levels Based on valuation analysis laid out on page 9.